Exhibit 99.1

Contact:

CryoCor, Inc.	The Ruth Group
Gregory J. Tibbitts	Stephanie Carrington / Zack Kubow (investors)
Chief Financial Officer	(646) 536-7017 / 7036
(858) 909-2200	scarrington@theruthgroup.com
gtibbitts@cryocor.com	zkubow@theruthgroup.com

Jason Rando (media)
(646) 536-7025
jrando@theruthgroup.com

For Immediate Release

CryoCor Raises $5.45 Million in Private Placement

SAN DIEGO, April 25 /PRNewswire-FirstCall/ — CryoCor, Inc. (Nasdaq: CRYO - News) today announced that it has entered into a securities purchase agreement in connection with a private placement with a group of accredited investors. Pursuant to the terms of the securities purchase agreement, the Company received approximately $5.45 million in gross proceeds from the sale of 1,052,423 shares of its common stock priced at $5.14 per share, the closing bid price of CryoCor’s common stock immediately preceding the execution of the securities purchase agreement. In addition, the Company issued warrants to the investors for the purchase of 578,824 additional shares of CryoCor’s common stock priced at $0.07 per share, which is equal to $0.125 per share multiplied by the percentage of warrant coverage. The warrants have an exercise price of $5.14 per share.

Neither the shares of CryoCor’s common stock nor the warrants issued in connection with the private placement have been registered under the Securities Act of 1933, as amended (Securities Act). Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. The Company has agreed to file one or more registration statements covering the resale of the common stock as well as the common stock which can be acquired upon exercise of the warrants issued in connection with the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such common stock or warrants.

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements included in this press release related to the Company’s intention to file one or more registration statements covering the resale of CryoCor’s common stock and shares of CryoCor’s common stock underlying warrants issued in connection with the private placement, all of which are prospective. Such statements are only predictions and reflect the Company’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including whether the Securities and Exchange Commission will review the registration statement, or registration statements, covering the resale of CryoCor’s common stock and shares of CryoCor’s common stock underlying warrants issued in connection with the private placement and whether that review will delay the timing of effectiveness of such registration statement, or registration statements. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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